Exhibit 99.1

FOR IMMEDIATE RELEASE:

GWG ANNOUNCES SHARE REPURCHASE PROGRAM

Minneapolis, MN - February 25, 2016 – GWG Holdings, Inc. (NASDAQ: GWGH) (“GWG Holdings” or the “Company”), announced today a common stock repurchase program, authorizing the Company to purchase up to $2 million of the Corporation's outstanding shares of common stock.

CEO Jon Sabes said, “We believe the Company’s common stock is significantly undervalued considering the Company’s net asset value of $13.361 per share, our unique business model serving thousands of independent financial advisors, and the substantial growth opportunity in the secondary market for life insurance.”

The share repurchase authorization was approved by GWG’s Board of Directors, is effective immediately, and has no expiration date. The authorization gives management discretion in determining the market and business conditions under which shares may be purchased.

1 Net asset value per share is calculated as present value of the Company’s portfolio of life insurance policies using a discount rate of 6.96% (equal to the Company’s weighted average cost of capital) plus cash on hand less the sum of the Company’s interest bearing debt and preferred stock, divided by the number of basic shares outstanding. All figures as of September 30, 2015.

About GWG Holdings, Inc.

GWG Holdings, Inc. (NASDAQ: GWGH) is a specialty finance company and a leader in the secondary market for life insurance. GWG is dedicated to creating a vibrant secondary life insurance market for the economic benefit of seniors seeking post-retirement financial solutions, investors seeking yield derived from non-correlated assets, financial advisors seeking value-added products and services for their clients, and shareholders seeking to benefit from the growth of this marketplace. As of September 30, 2015, GWG’s growing portfolio consisted of nearly $900 million in face value of benefits. Since 2006, GWG has purchased nearly $1.8 billion in life insurance policy benefits and paid seniors over $303 million for their policies.

For more information about GWG: email info@gwglife.com or visit www.gwglife.com.

Investor Contacts:

Larry Clark (310) 622-8223

Tricia Ross (310) 622-8226

Financial Profiles, Inc.

GWGH@finprofiles.com

Media Contacts:

Stefan Prelog

Senior Vice President

Rubenstein Public Relations, Inc.

(212) 843-8076

sprelog@rubenstein.com

Rose Reifsnyder

Sr. Vice President, Marketing

GWG Holdings, Inc.

(612) 840-7204

rreifsnyder@gwglife.com